NEWS RELEASE

THE ANDERSONS, INC. REPORTS SECOND QUARTER RESULTS
Second Quarter Earnings of $1.56 per Diluted Share
Ethanol and Plant Nutrient Groups Lead Earning Results

MAUMEE, OHIO, AUGUST 6, 2014 The Andersons, Inc. (Nasdaq: ANDE) today announced financial results for the second quarter ended June 30, 2014.

Highlights

•	Record operating income of $33.9 million for the Ethanol Group

•	Second quarter diluted EPS up almost 50 percent from same period last year

•	Plant Nutrient Group had operating income of $25.0 million

“We’re pleased with our first half performance for 2014, which is a record,” said CEO Mike Anderson. “Both our Ethanol and Plant Nutrient groups had strong results this quarter. In fact, our Ethanol Group had the best quarter in its history. In addition, our Grain Group’s operating income benefitted from improved space income in our grain operations, and the addition of income from the Thompsons Limited joint venture.”

All financial and operating highlights below are quarterly data compared to the same period of the prior year, unless otherwise noted.

Financial Highlights

Second quarter net income attributable to the company was $44.3 million, or $1.56 per diluted share, on revenues of $1.3 billion. In the same three month period of 2013, the company reported results of $29.5 million, or $1.05 per diluted share, on revenues of $1.6 billion.

•
The Ethanol Group realized excellent margins at all plants. These margins were supported primarily by ongoing increases in export demand, lower corn prices, and excellent operating metrics. The Ethanol Group had record E-85 sales and an increase in distillers dried grains and corn oil sales.

•	The Plant Nutrient Group exceeded its prior year six-month earnings performance.

•
The Rail Group recognized $2.5 million in pre-tax gains on sales of railcars and related leases and non-recourse transactions during the quarter, which is approximately $2.4 million less than the prior year.

Operating Highlights

The following highlights have impacted reported results, or may impact future results:

•	Crop conditions in the majority of our territories are ideal. Continued good weather provides the potential for record corn and soybean yields.

•	The Ethanol Group had record ethanol production.

•
At this time, we have approximately 75 percent of the third quarter and 33 percent of the fourth quarter ethanol futures risk hedged. The majority of those hedges were placed in the first quarter, consistent with our strategy to lock-in reasonable forward returns when available in the market. Other hedges were added in the second quarter, consistent with our risk management strategy. We currently are managing margins in the spot market for the rest of our production.

•
Volume for the Plant Nutrient Group was up approximately six percent during the first half of the year, regaining all of the first quarter volume reduction. Further, gross profit per ton increased slightly.

•	At the end of June, the Rail Group’s utilization rate was 89.1 percent, up from 86.1 percent the prior year. Further, the utilization rate is expected to increase as the year progresses.

Conference Call
The company will host a webcast on Thursday, August 7, 2014 at 11:00 A.M. ET, to discuss its performance. This can be accessed under the heading “Investor” on its website at www.andersonsinc.com.

Forward Looking Statements
This release contains forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially. Without limitation, these risks include economic, weather and regulatory conditions, competition, and the risk factors set forth from time to time in the Company’s filings with the Securities and Exchange Commission. Although the Company believes that the assumptions upon which the financial information and its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct.

Company Description
The Andersons, Inc. is a diversified company rooted in agriculture. Founded in Maumee, Ohio, in 1947, the company conducts business across North America in the grain, ethanol, and plant nutrient sectors, railcar leasing, turf and cob products, and consumer retailing. The Andersons, Inc. is located on the Internet at www.andersonsinc.com

Investor Relations Contact
Nick Conrad
Phone: 419-891-6415
E-mail: nick_conrad@andersonsinc.com

The Andersons, Inc.
Condensed Consolidated Statements of Income
(unaudited)

(in thousands, except per share data)	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
Sales and merchandising revenues	$1,312,082	$1,566,964	$2,315,376	$2,838,934
Cost of sales and merchandising revenues	1,190,587	1,463,735	2,117,106	2,656,432
Gross profit	121,495	103,229	198,270	182,502

Operating, administrative and general expenses	76,275	61,464	147,260	123,472
Interest expense	6,146	4,855	12,148	11,259
Other income:
Equity in earnings of affiliates, net	32,213	10,010	52,714	17,814
Other income, net	3,797	1,292	23,409	4,018
Income before income taxes	75,084	48,212	114,985	69,603
Income tax provision	25,714	17,480	39,586	26,559
Net income	49,370	30,732	75,399	43,044
Net income attributable to the noncontrolling interests	5,069	1,193	8,390	927
Net income attributable to The Andersons, Inc.	$44,301	$29,539	$67,009	$42,117

Per common share:
Basic earnings attributable to The Andersons, Inc. common shareholders	$1.56	$1.05	$2.36	$1.50
Diluted earnings attributable to The Andersons, Inc. common shareholders	$1.56	$1.05	$2.36	$1.49
Dividends paid	$0.1100	$0.1067	$0.2200	$0.2133

The Andersons, Inc.
Condensed Consolidated Balance Sheets
(unaudited)

(in thousands)	June 30, 2014	December 31, 2013	June 30, 2013

Assets
Current assets:
Cash and cash equivalents	$47,190	$309,085	$75,920
Restricted cash	895	408	872
Accounts receivable, net	189,646	173,930	216,432
Inventories	432,996	614,923	444,523
Commodity derivative assets - current	162,427	71,319	121,789
Deferred income taxes	7,443	4,931	2,797
Other current assets	24,596	47,188	44,936
Total current assets	865,193	1,221,784	907,269

Other assets:
Commodity derivative assets - noncurrent	312	246	87
Other assets, net	116,985	118,010	103,781
Pension asset	13,023	14,328	—
Equity method investments	264,381	291,109	195,241
	394,701	423,693	299,109
Railcar assets leased to others, net	242,147	240,621	242,887
Property, plant and equipment, net	390,587	387,458	371,716
Total assets	$1,892,628	$2,273,556	$1,820,981

Liabilities and equity
Current liabilities:
Borrowings under short-term line of credit	$27,000	$—	$50,000
Accounts payable for grain	164,230	592,183	178,017
Other accounts payable	143,535	154,599	183,971
Customer prepayments and deferred revenue	21,670	59,304	25,621
Commodity derivative liabilities – current	86,134	63,954	58,183
Accrued expenses and other current liabilities	81,260	70,295	57,456
Current maturities of long-term debt	89,387	51,998	45,096
Total current liabilities	613,216	992,333	598,344

Other long-term liabilities	15,032	15,386	15,634
Commodity derivative liabilities – noncurrent	7,444	6,644	5,863
Employee benefit plan obligations	39,178	39,477	50,754
Long-term debt, less current maturities	300,220	375,213	409,020
Deferred income taxes	126,258	120,082	87,486
Total liabilities	1,101,348	1,549,135	1,167,101
Total equity	791,280	724,421	653,880
Total liabilities and equity	$1,892,628	$2,273,556	$1,820,981

The Andersons, Inc.
Segment Data

(in thousands)	Grain	Ethanol	Plant Nutrient	Rail	Turf & Specialty	Retail	Other	Total
Three months ended June 30, 2014
Revenues from external customers	$656,004	$226,388	$311,895	$33,409	$42,913	$41,473	$—	$1,312,082

Gross profit	27,909	18,638	40,733	13,863	7,805	12,547	—	121,495

Equity in earnings of affiliates	8,467	23,746	—	—	—	—	—	32,213

Other income, net	975	356	391	787	467	190	631	3,797

Income (loss) before income taxes	10,352	38,976	25,004	6,684	1,998	1,637	(9,567)	75,084

Income (loss) attributable to the noncontrolling interests	(3)	5,072	—	—	—	—	—	5,069

Operating income (loss) (a)	$10,355	$33,904	$25,004	$6,684	$1,998	$1,637	$(9,567)	$70,015

Three months ended June 30, 2013
Revenues from external customers	$891,350	$222,240	$330,339	$38,601	$43,144	$41,290	$—	$1,566,964

Gross profit	22,092	9,649	37,201	14,557	7,321	12,409	—	103,229

Equity in earnings of affiliates	5,027	4,983	—	—	—	—	—	10,010

Other income (expense), net	(349)	199	164	702	175	100	301	1,292

Income (loss) before income taxes	2,053	11,794	23,240	9,680	2,195	1,539	(2,289)	48,212

Income attributable to the noncontrolling interest	—	1,193	—	—	—	—	—	1,193

Operating income (loss) (a)	$2,053	$10,601	$23,240	$9,680	$2,195	$1,539	$(2,289)	$47,019

	Grain	Ethanol	Plant Nutrient	Rail	Turf & Specialty	Retail	Other	Total
Six months ended June 30, 2014
Revenues from external customers	$1,239,163	$415,208	$419,525	$85,711	$86,638	$69,131	$—	$2,315,376

Gross profit	44,917	26,003	54,808	35,728	16,280	20,534	—	198,270

Equity in earnings of affiliates	10,351	42,363	—	—	—	—	—	52,714

Other income, net	19,321	130	576	1,497	774	302	809	23,409

Income (loss) before income taxes	21,655	62,124	23,593	21,729	3,373	(698)	(16,791)	114,985

Income (loss) attributable to the noncontrolling interests	(6)	8,396	—	—	—	—	—	8,390

Operating income (loss) (a)	$21,661	$53,728	$23,593	$21,729	$3,373	$(698)	$(16,791)	$106,595

Six months ended June 30, 2013
Revenues from external customers	$1,727,845	$421,549	$442,241	$84,965	$90,331	$72,003	$—	$2,838,934

Gross profit	46,942	14,454	51,150	33,536	16,339	20,081	—	182,502

Equity in earnings of affiliates	12,937	4,877	—	—	—	—	—	17,814

Other income, net	222	430	139	1,648	450	214	915	4,018

Income (loss) before income taxes	10,352	14,007	22,678	24,254	6,196	(1,630)	(6,254)	69,603

Income attributable to the noncontrolling interest	—	927	—	—	—	—	—	927

Operating income (loss) (a)	$10,352	$13,080	$22,678	$24,254	$6,196	$(1,630)	$(6,254)	$68,676

(a) Operating income (loss) for each operating segment is defined as net sales and merchandising revenues plus identifiable other income less all identifiable operating expenses, including interest expense for carrying working capital and long-term assets and is reported net of the noncontrolling interest share of income (loss).